Exhibit 12.1 - Statement of Computation of Ratios

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               STATEMENT RE: COMPUTATION OF RATIOS


                                                                          Year Ended
                                                                             June 30
                                                       ----------------------------------------------------

                                                            2002               2001               2000
Earnings:
Income (loss) from continuing operations
   before income taxes                                     1,557,903        ($293,169)         ($4,701,285)
Add:
Fixed charges as calculated below                            254,029          114,852            1,311,373
                                                       -------------- ---------------- --------------------
Adjusted income (loss)                                    $1,811,932        ($178,317)         ($3,389,912)
                                                       ============== ================ ====================



Fixed charges:
Interest on indebtedness                                    $167,474          $35,157             $117,039
Amortization of debt discount                                 86,555           79,695            1,194,334
                                                       -------------- ---------------- --------------------
Fixed charges, for computation purposes                     $254,029         $114,852           $1,311,373
                                                       -------------- ---------------- --------------------
Ratio of earnings (deficiency) to fixed charges                 7.13            (1.55)               (2.59)
                                                       ============== ================ ====================


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